                                                                    EXHIBIT 4.2


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 SYMBION, INC.


         The undersigned, Richard E. Francis, Jr., does hereby certify:

         A. I am the duly elected and acting Chief Executive Officer of Symbion, Inc., a Delaware corporation (the "Corporation").

         B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on September 12, 2002.

         C. Article 4(a) of the Certificate of Incorporation is hereby amended by adding the following:

                  On the effective date of this Amendment (the "Effective Date") all issued and outstanding shares of Common Stock ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be and hereby are automatically combined and reclassified (the "Reverse Stock Split") as follows: each 4.4303 shares of Old Common Stock shall be combined and reclassified as one share of issued and outstanding Common Stock ("New Common Stock"). The Corporation shall not issue fractional shares on account of the Reverse Stock Split. Instead, the Corporation will redeem any fractional shares that result from the Reverse Stock Split at a price per share equal to $15.00.

                  Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock shall be entitled to receive upon surrender of such Old Common Stock certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole shares of New Common Stock into which such former shares of Old Common Stock formerly represented by such old certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.

                  From and after the Effective Date, the term "New Common Stock" as used in this Section 4(a) shall mean Common Stock as provided in the Certificate of Incorporation.

         D. Except as set forth hereinabove, all other provisions of the Corporation's Certificate of Incorporation shall remain as set forth in the Certificate of Incorporation as it now exists.

         E. This Certificate of Amendment was duly adopted by the Corporation's board of directors and stockholders in accordance with Section 242 of the Delaware General Corporation Law.

         F. This Certificate of Amendment is to be effective when filed with the Secretary of State.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed this 6th day of February, 2004.


                                        SYMBION, INC.

                                        /s/ Richard E. Francis, Jr.
                                        ---------------------------------------
                                        Richard E. Francis, Jr.
                                        Chairman and Chief Executive Officer


                                       3